Exhibit (a)(5)(F)
PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Receives Second Request from the FTC
MONTVALE, N.J., October 31, 2008 — Datascope Corp. (Nasdaq:DSCP) today announced that it received a Request for Additional Information, or a “second request,” from the U.S. Federal Trade Commission (the “FTC”), seeking additional information concerning Getinge AB’s proposed acquisition of Datascope. The request for information was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”). Getinge and Datascope remain committed to working cooperatively with the FTC as it conducts its review of the proposed acquisition and remain confident of a successful close to the transaction. Getinge’s offer is conditioned upon, among other things, the expiration or termination of the waiting period under the HSR Act.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology, cardiovascular and vascular surgery and critical care. Datascope’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other company information, please visit Datascope’s website, http://www.datascope.com.
Important Additional Information
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of common stock of Datascope will only be made pursuant to a tender offer statement on Schedule TO, an offer to purchase and related materials that Getinge and Datascope have filed with the Securities and Exchange Commission. Datascope stockholders should read these materials carefully prior to making any decisions with respect to the tender offer because they contain important information, including, without limitation, the terms and conditions of the tender offer. Datascope stockholders are able to obtain a copy of the tender offer statement, the offer to purchase and other filed documents related to the tender offer, free of charge, at the Securities and Exchange Commission’s website at http://www.sec.gov or from the information agent named in the tender offer materials.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent beliefs regarding future events. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors. Forward-looking statements involve inherent risks and uncertainties. Information regarding these risks and uncertainties is included in public documents for Datascope filed with the Securities and Exchange Commission. Datascope does not undertake any obligation to update any forward-looking statement, except as required under applicable law.